As filed with the U.S. Securities and Exchange Commission on March 9, 2023

File No. 333-195493

File No. 811-22961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. ____	☐
Post-Effective Amendment No. 220	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 223	☒

EA Series Trust

(Exact Name of Registrant as Specified in Charter)

19 East Eagle Road

Havertown, Pennsylvania 19083

(Address of Principal Executive Offices, Zip Code)

(215) 882-9983

(Registrant’s Telephone Number, including Area Code)

John R. Vogel

19 East Eagle Road

Havertown, Pennsylvania 19083

(Name and Address of Agent for Service)

Copy to:

Karen Aspinall, Esq.

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

EXPLANATORY NOTE

This Post-Effective Amendment No. 220 to the Registration Statement on Form N-1A (File Nos. 333-195493 and 811-22961) of EA Series Trust (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 220 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 220 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 220 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28. Exhibits:

(a)	Articles of Incorporation.

(1)	Agreement and Declaration of Trust of EA Series Trust (the “Registrant”), previously filed as Exhibit 99.a.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	[Intentionally Omitted]

(3)	[Intentionally Omitted]

(4)	Restated Certificate of Trust of EA Series Trust, as filed with the office of the Secretary of State of Delaware on April 21, 2022, previously filed as Exhibit 99.a.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(b)	By-laws of the Registrant, previously filed as Exhibit 99.b.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(c)	Instruments Defining Rights of Security Holders.

(1)	Agreement and Declaration of Trust

(i)	Article III: Shares

(ii)	Article V: Shareholders’ Voting Powers and Meetings

(iii)	Article VI: Net Asset Value; Distributions; Redemptions; Transfers

(iv)	Article VIII: Certain Transactions, Section 4

(v)	Article X: Miscellaneous, Section 4

(2)	By-Laws

(i)	Article II: Meetings of Shareholders

(ii)	Article VI: Records and Reports, Sections 1, 2, and 3

(iii)	Article VII: General Matters, Sections 3, 4, 6, and 7

(iv)	Article VIII: Amendments, Section 1

(d)	Investment Advisory Agreements.

(1)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (October 17, 2014), with respect to ValueShares U.S. Quantitative Value ETF, ValueShares International Quantitative Value ETF, MomentumShares U.S. Quantitative Momentum ETF and MomentumShares International Quantitative Momentum ETF, previously filed as Exhibit 99.d.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Second Amendment to the Investment Advisory Agreement (February 8, 2019), previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 14 to the Registrant’s registration statement on February 20, 2019, is hereby incorporated by reference.

(2)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 8 to the Registrant’s registration statement on April 26, 2017, is hereby incorporated by reference.

(i)	Amendment to Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF and the Alpha Architect International Quantitative Momentum ETF previously filed as Exhibit 99.d.2.i with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(3)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.d.3 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(4)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF – previously filed as Exhibit 99.d.4 with Post-Effective Amendment No. 25 to the Registrant’s registration statement on January 28, 2020, is hereby incorporated by reference.

(5)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.5 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(6)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Gadsden, LLC with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.6 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(7)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.7 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(8)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group LLC with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.8 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(9)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, previously filed as Exhibit 99.d.9 with Post-Effective Amendment No. 46 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(10)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.10 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(11)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Freedom Day Solutions, LLC with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.11 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(12)	[Intentionally Omitted]

(13)	[Intentionally Omitted]

(14)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.14 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(15)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Sparkline Capital LP with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.15 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(16)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.d.16 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(17)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and New Gen Minting, LLC with respect to the Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.d.17 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(18)	[Intentionally Omitted]

(19)	[Intentionally Omitted]

(20)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.20 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(21)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Orcam Financial Group, LLC with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.21 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(22)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.22 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(23)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and GuruFocus Investments, LLC with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.23 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(24)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Generation Z ETF, previously filed as Exhibit 99.d.24 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(25)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alkali Fintech LLC with respect to the Generation Z ETF, previously filed as Exhibit 99.d.25 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(26)	[Intentionally Omitted]

(27)	[Intentionally Omitted]

(28)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(29)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and ROC Investments, LLC with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(30)	[Intentionally Omitted]

(31)	[Intentionally Omitted]

(32)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.d.32 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(33)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Relative Sentiment Technologies, LLC with respect to the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.d.33 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(34)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.34 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(35)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Argent Capital Management LLC with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.35 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(36)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.36 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(37)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and AOT Invest LLC with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.37 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(38)	[Intentionally Omitted]

(39)	[Intentionally Omitted]

(40)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.d.40 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF - previously filed as Exhibit 99.d.40(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(41)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.d.41 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF – previously filed as Exhibit 99.d.41(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(42)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Energy ETF, previously filed as Exhibit 99.d.42 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(42)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(ii)	Amendment No. 2 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Semiconductor ETF and Strive U.S. Technology ETF, previously filed as Exhibit 99.d(42)(ii) with Post-Effective Amendment No. 179 to the Registrant’s registration statement on October 3, 2022, is hereby incorporated by reference.

(iii)	Amendment No. 3 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(42)(iii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(iv)	Form of Amendment No. 4 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive Emerging Markets Ex-China ETF, previously filed as Exhibit 99.d(42)(iv) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(v)	Amendment No. 5 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive Developed Markets ETF, Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(43)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive U.S. Energy ETF, Strive U.S. Semiconductor ETF, Strive U.S. Technology ETF and Strive Emerging Ex-China ETF, previously filed as Exhibit 99.d.43 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(43)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(ii)	Amendment No. 2 to Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(43)(ii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(iii)

Amendment No. 3 to Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive Developed Markets ETF, Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(44)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.44 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(45)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Altrius Capital Management, Inc., with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.45 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(46)	[Intentionally Omitted]

(47)	[Intentionally Omitted]

(48)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Burney U.S. Factor Rotation ETF previously filed as Exhibit 99.d.48 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(49)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, and The Burney Company, with respect to the Burney U.S. Factor Rotation ETF previously filed as Exhibit 99.d.49 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(50)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.50 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(51)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alpha Architect, LLC with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.51 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(52)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d52 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(53)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Arin Risk Advisors, LLC with respect to the Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d53 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(54)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Euclidean Fundamental Value ETF – To be filed by amendment.

(55)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Euclidean Technologies Management, LLC with respect to the Euclidean Fundamental Value ETF – To be filed by amendment.

(56)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Bridges Capital Tactical Equity ETF – To be filed by amendment.

(57)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Bridges Capital, LLC with respect to the Bridges Capital Tactical Equity ETF – To be filed by amendment.

(58)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the MKAM ETF – To be filed by amendment.

(59)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and MKAM ETF LLC with respect to the MKAM ETF – To be filed by amendment.

(60)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the Morgan Dempsey Large Cap Value ETF – To be filed by amendment.

(61)

Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Morgan Dempsey Capital Management, LLC with respect to the Morgan Dempsey Large Cap Value ETF – To be filed by amendment.

(62)

Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Angel Oak Capital Advisors, LLC with respect to the Strive Total Return Bond ETF and the Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(e)	Underwriting Contracts.

(1)	Distribution Agreement between the Registrant and Quasar Distributors, LLC –, previously filed as Exhibit 99.e.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e.(1)(i) with Post-Effective Amendment No. 30 to the Registrant’s registration statement on July 22, 2020, is hereby incorporated by reference.

(ii)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e.(1)(ii) with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(iii)	Third Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iii) with Post-Effective Amendment No. 102 to the Registration statement on January 19, 2022, is hereby incorporated by reference.

(iv)	Fourth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iv) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(v)	Fifth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(v) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(vi)	Sixth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vi) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(vii)	Seventh Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vii) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(viii)	Eighth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(viii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(ix)	Form of Ninth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(ix) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(2)	Form of Authorized Participant Agreement, previously filed as Exhibit 99.e.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(f)	Bonus or Profit Sharing Contracts.

Not Applicable.

(g)	Custodian Agreements

(1)	Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association - Filed herewith.

(h)	Other Material Contracts.

(1)	Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp – Filed herewith.

(2)	Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC – Filed herewith.

(3)	Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.3 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vi) with Post-Effective Amendment No, 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC -Filed herewith.

(4)	Fourth Amended and Restated Fee Waiver Agreement between the Registrant, on behalf of Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.4 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(5)	Index License Agreement between Life + Liberty Indexes and Empowered Funds, LLC, previously filed as Exhibit 99.h.5 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(6)	Sublicense Agreement between Empowered Funds, LLC and the Registrant related to the Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.h.6 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(7)	Amended and Restated Index License Agreement between Merlyn.AI Corporation and Empowered Funds, LLC, previously filed as Exhibit 99.h.7 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(8)	Amended and Restated Sublicense Agreement between Empowered Funds, LLC and the Registrant related to MAI Bull-Rider Bear-Fighter Index, MAI Tactical Growth and Income Index, MAI Best-of-Breed Core Momentum Index, MAI SectorSurfer Momentum Index, previously filed as Exhibit 99.h.8 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(9)	[Intentionally Omitted]

(10)	Fee Waiver Agreement between the Registrant, for Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.10 with Post-Effective Amendment No. 95 to the Registrant’s registration statement on December 1, 2021, is hereby incorporated by reference.

(11)	Amended and Restated License Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group, LLC for UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.h.11 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(12)	Agreement and Plan of Reorganization between, inter alia, the Registrant, on behalf of its series, the UPHOLDINGS Compound Kings ETF and Upholdings Funds LLC, on behalf of its series, the Flagship Fund, previously filed as Exhibit 99.h.12 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(13)	Fee Waiver Agreement between the Registrant, for Discipline Fund ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.13 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(14)	Fee Waiver Agreement between the Registrant, for the UPHOLDINGS Compound Kings ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.14 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(15)	Fee Waiver Agreement between the Registrant, for AOT Growth and Innovation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.15 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(16)	[Intentionally Omitted]

(17)	[Intentionally Omitted]

(18)	Index Licensing Agreement between Empowered Funds, LLC and Solactive AG, previously filed as Exhibit 99.h.18 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(19)	Index License Agreement between Strive Asset Management, LLC and Solactive AG, previously filed as Exhibit 99.h.19 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(20)	Fee Waiver Agreement between Registrant, for the Alpha Architect High Inflation and Deflation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.20 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(21)	Master Index Services License Agreement between Empowered Funds, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.21 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(22)	Master Index Services License Agreement between Strive Asset Management, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.22 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(23)	Fee Waiver Agreement between Registrant, for the Alpha Architect Tail Risk ETF, and Empowered Funds, LLC – previously filed as Exhibit 99.h.23 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(24)	Fee Waiver Agreement between Registrant, for the Alpha Architect 1-3 Month Box ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.24 with Post-Effective Amendment No. 193 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(25)	Fee Waiver Agreement between Registrant, for the Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.25 with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(i)	Legal Opinions.

(1)	Opinion and Consent of Counsel for ValueShares U.S. Quantitative Value ETF, ValueShares International Quantitative Value ETF, MomentumShares U.S. Quantitative Momentum ETF and MomentumShares International Quantitative Momentum ETF previously filed as Exhibit 99.i with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Opinion and Consent of Counsel for Alpha Architect Value Momentum Trend ETF previously filed as Exhibit 99.i. with Post-Effective Amendment No. 8 to the Registrant’s registration statement on April 26, 2017, is hereby incorporated by reference.

(3)	Opinion and Consent of Counsel for Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.i.3 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(4)	Opinion and Consent of Counsel for Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF, previously filed as Exhibit 99.i.4 with Post-Effective Amendment No. 23 to the Registrant’s registration statement on October 15, 2019, is hereby incorporated by reference.

(5)	Opinion and Consent of Counsel for Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.i.5 with Post-Effective Amendment No. 38 to the Registrant’s registration statement on November 2, 2020, is hereby incorporated by reference.

(6)	Opinion and Consent of Counsel for Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, previously filed as Exhibit 99.i.6 with Post-Effective Amendment No. 46 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(7)	Opinion and Consent of Counsel for UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.i.7 with Post-Effective Amendment No. 47 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(8)	Opinion and Consent of Counsel for Freedom Day Dividend ETF, previously filed as Exhibit 99.i.8 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(9)	[Intentionally Omitted]

(10)	Opinion and Consent of Counsel for Sparkline Intangible Value ETF, previously filed as Exhibit 99.1.10 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(11)	Opinion and Consent of Counsel for Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.i.11 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(12)	[Intentionally Omitted]

(13)	Opinion and Consent of Counsel for the Discipline Fund ETF, previously filed as Exhibit 99.i.13 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(14)	Opinion and Consent of Counsel for the Guru Favorite Stocks ETF, previously filed as Exhibit 99.i.14 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(15)	Opinion and Consent of Counsel for the Generation Z ETF, previously filed as Exhibit 99.i.15 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(16)	[Intentionally Omitted]

(17)	Opinion and Consent of Counsel for the ROC ETF, previously filed as Exhibit 99.i.17 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(18)	Opinion and Consent of Counsel for the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.i.18 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(19)	[Intentionally Omitted]

(20)	Opinion and Consent of Counsel for the Argent Mid Cap ETF, previously filed as Exhibit 99.i.20 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(21)	Opinion and Consent of Counsel for the AOT Growth and Innovation ETF, previously filed as Exhibit 99.i.21 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(22)	[Intentionally Omitted]

(23)	Opinion and Consent of Counsel for the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.i.23 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(24)	Opinion and Consent of Counsel for the Strive U.S. Energy ETF, previously filed as Exhibit 99.i.24 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(25)	Opinion and Consent of Counsel for the Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.h.24 with Post-Effective Amendment No. 193 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(26)	Opinion and Consent of Counsel for the Altrius Global Dividend ETF, previously filed as Exhibit 99.i.25 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(27)	Opinion and Consent of Counsel for the Burney U.S. Factor Rotation ETF - previously filed as Exhibit 99.i.27 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(28)	Opinion and Consent of Counsel for the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.i.28 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(29)	Opinion and Consent of Counsel for the Alpha Architect Tail Risk ETF – previously filed as Exhibit 99.i.29 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(30)	Opinion and Consent of Counsel for the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.i.30 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(31)	Opinion and Consent of Counsel for the EA Bridgeway Omni Small-Cap Value ETF – previously filed as Exhibit 99.i.31 with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(32)	Opinion and Consent of Counsel for the Strive 500 ETF, previously filed as Exhibit 99.i.32 with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(33)	Opinion and Consent of Counsel for the Strive U.S. Semiconductor ETF and Strive U.S. Technology ETF, previously filed as Exhibit 99.i.33 with Post-Effective Amendment No. 179 to the Registrant’s registration statement on October 3, 2022, is hereby incorporated by reference.

(34)	Opinion and Consent of Counsel for the Strive FAANG 2.0 ETF - To be filed by amendment.

(35)	Opinion and Consent of Counsel for the Euclidean Fundamental Value ETF - To be filed by amendment.

(36)	Opinion and Consent of Counsel for the Bridges Capital Tactical Equity ETF - To be filed by amendment.

(37)	Opinion and Consent of Counsel for the Strive Emerging Markets Ex-China ETF, previously filed as Exhibit 99.1(38) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(38)	Opinion and Consent of Counsel for the MKAM ETF - To be filed by amendment.

(39)	Opinion and Consent of Counsel for the Strive Developed Markets ETF – To be filed by amendment.

(40)	Opinion and Consent of Counsel for the Morgan Dempsey Large Cap Value ETF – To be filed by amendment.

(41)	Opinion and Consent of Counsel for the Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(j)	Consent to reference Independent Registered Public Accounting Firm – To be filed by amendment.

(k)	Omitted Financial Statements.

Not Applicable.

(l)	Initial Capital Agreement, previously filed as Exhibit 99.l with Post-Effective Amendment No. 2 to the Registrant’s registration statement on January 28, 2016, is hereby incorporated by reference.

(m)	Rule 12b-1 Plan.

(1)	Distribution Plan pursuant to Rule 12b-1, previously filed as Exhibit 99.m.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Form of Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.2 with Post-Effective Amendment No. 102 to the Registrant’s registration statement on January 19, 2022, is hereby incorporated by reference.

(3)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.3 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(4)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(5)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.5 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(6)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.6 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(7)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.7 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(8)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.8 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(9)	Amended and Restated Schedule I to Distribution Plan previously filed as Exhibit 99.m.9 with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(n)	Rule 18f-3 Plan.

Not Applicable.

(o)	Reserved.

(p)	Code of Ethics.

(1)	Code of Ethics of the Registrant, previously filed as Exhibit 99.p.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Code of Ethics of Empowered Funds, LLC, previously filed as Exhibit 99.p.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(3)	Code of Ethics of Gadsden, LLC, previously filed as Exhibit 99.p.4 with Post-Effective Amendment No. 31 to the Registrant’s registration statement on August 12, 2020, is hereby incorporated by reference.

(4)	Code of Ethics of Upholdings Group LLC, previously filed as Exhibit 99.p.4 with Post-Effective Amendment No. 45 to the Registrant’s registration statement on December 14, 2020, is hereby incorporated by reference.

(5)	Code of Ethics of Freedom Day Solutions, LLC, previously filed as Exhibit 99.p.5 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(6)	[Intentionally Omitted]

(7)	Code of Ethics of Sparkline Capital LP, previously filed as Exhibit 99.p.7 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(8)	Code of Ethics of New Gen Minting, LLC, previously filed as Exhibit 99.p.8 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(9)	[Intentionally Omitted]

(10)	Code of Ethics of Orcam Financial Group, LLC, previously filed as Exhibit 99.p.10 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(11)	Code of Ethics of GuruFocus Investments, LLC, previously filed as Exhibit 99.p.11 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(12)	Code of Ethics of Alkali Fintech LLC, previously filed as Exhibit 99.p.12 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(13)	[Intentionally Omitted]

(14)	Code of Ethics of ROC Investments, LLC, previously filed as Exhibit 99.p.14 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(15)	Code of Ethics of Relative Sentiment Technologies, LLC, previously filed as Exhibit 99.p.15 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(16)	[Intentionally Omitted].

(17)	Code of Ethics of Argent Capital Management LLC, previously filed as Exhibit 99.p.17 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(18)	Code of Ethics of AOT Invest, LLC, previously filed as Exhibit 99.p.18 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(19)	Code of Ethics of Bridgeway Capital Management, LLC, previously filed as Exhibit 99.p.19 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(20)	Code of Ethics of Strive Asset Management, LLC, previously filed as Exhibit 99.p.20 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(21)	Code of Ethics of Arin Risk Advisors, LLC – previously filed as Exhibit 99.p.21 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(22)	Code of Ethics of Altrius Capital Management, Inc., previously filed as Exhibit 99.p.22 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(23)	Code of Ethics of The Burney Company – previously filed as Exhibit 99.p.23 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(24)	Code of Ethics of Euclidean Technologies Management, LLC - To be filed by amendment.

(25)	Code of Ethics of Bridges Capital, LLC – To be filed by amendment.

(26)	Code of Ethics of MKAM ETF LLC – To be filed by amendment.

(27)	Code of Ethics of Morgan Dempsey Capital Management LLC – To be filed by amendment.

(q)	Other

(1)	Power of Attorney, previously filed as Exhibit 99.q.1 with Post-Effective Amendment No. 95 to the Registrant’s registration statement on December 1, 2021, is hereby incorporated by reference.

Item 29. Persons Controlled By or Under Common Control with the Registrant:

None.

Item 30. Indemnification:

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

The Declaration of Trust provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the DSTA, these Agents (as defined in the Declaration of Trust) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party or is threatened to be made a party to any Proceeding (as defined in the Declaration of Trust) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration of Trust), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person’s conduct was unlawful. There shall nonetheless be no indemnification for a person’s own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Registrant may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser:

This Item incorporates by reference each investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. Each Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov. Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the below-listed investment advisers is included in the Trust’s Statement of Additional Information.

Investment Adviser	SEC File No.

Empowered Funds, LLC	801-79835

Gadsden, LLC	801-112416

Upholdings Group LLC	801-119773

Freedom Day Solutions, LLC	801-66190

Sparkline Capital LP	801-121161

New Gen Minting, LLC d/b/a Viridi Funds	801-121199

Orcam Financial Group, LLC	801-121561

Alkali Fintech LLC	801-122374

ROC Investments, LLC	801-122743

GuruFocus Investments, LLC	801-122727

Relative Sentiment Technologies, LLC	801-123211

Argent Capital Management LLC	801-55903

AOT Invest LLC	801-124742

Bridgeway Capital Management, LLC	801-44394

Strive Asset Management, LLC	801-125907

Arin Risk Advisors, LLC	801-70598

Altrius Capital Management, Inc.	801-63153

The Burney Company	801-10232

Euclidean Technologies Management, LLC	801-72806

Bridges Capital, LLC	801-127316

Morgan Dempsey Capital Management, LLC	801-48064

Item 32. Quasar Distributors, LLC

Item 32(a)	Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	American Trust Allegiance Fund, Series of Advisors Series Trust
2.	Capital Advisors Growth Fund, Series of Advisors Series Trust
3.	Chase Growth Fund, Series of Advisors Series Trust
4.	Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
5.	Edgar Lomax Value Fund, Series of Advisors Series Trust
6.	First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
7.	First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
8.	Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
9.	Huber Large Cap Value Fund, Series of Advisors Series Trust
10.	Huber Mid Cap Value Fund, Series of Advisors Series Trust
11.	Huber Select Large Cap Value Fund, Series of Advisors Series Trust
12.	Huber Small Cap Value Fund, Series of Advisors Series Trust
13.	Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
14.	O’Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
15.	PIA BBB Bond Fund, Series of Advisors Series Trust
16.	PIA High Yield Fund, Series of Advisors Series Trust
17.	PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.	PIA MBS Bond Fund, Series of Advisors Series Trust
19.	PIA Short-Term Securities Fund, Series of Advisors Series Trust
20.	Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
21.	Poplar Forest Partners Fund, Series of Advisors Series Trust
22.	Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
23.	Pzena International Small Cap Value Fund, Series of Advisors Series Trust
24.	Pzena International Value Fund, Series of Advisors Series Trust
25.	Pzena Mid Cap Value Fund, Series of Advisors Series Trust
26.	Pzena Small Cap Value Fund, Series of Advisors Series Trust
27.	Reverb ETF, Series of Advisors Series Trust
28.	Scharf Fund, Series of Advisors Series Trust
29.	Scharf Global Opportunity Fund, Series of Advisors Series Trust
30.	Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
31.	Semper MBS Total Return Fund, Series of Advisors Series Trust
32.	Semper Short Duration Fund, Series of Advisors Series Trust
33.	Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
34.	Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
35.	VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
36.	The Aegis Funds
37.	Allied Asset Advisors Funds
38.	Angel Oak Funds Trust
39.	Angel Oak Strategic Credit Fund
40.	Barrett Opportunity Fund, Inc.
41.	Bridges Investment Fund, Inc.
42.	Brookfield Investment Funds
43.	Buffalo Funds
44.	Cushing® Mutual Funds Trust
45.	DoubleLine Funds Trust
46.	EA Series Trust (f/k/a Alpha Architect ETF Trust)
47.	Ecofin Tax-Advantaged Social Impact Fund, Inc.
48.	AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
49.	AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
50.	AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions

51.	AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
52.	AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
53.	AAM Transformers ETF, Series of ETF Series Solutions
54.	AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
55.	Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
56.	Aptus Defined Risk ETF, Series of ETF Series Solutions
57.	Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
58.	Aptus Enhanced Yield ETF, Series of ETF Series Solutions
59.	Blue Horizon BNE ETF, Series of ETF Series Solutions
60.	BTD Capital Fund, Series of ETF Series Solutions
61.	Carbon Strategy ETF, Series of ETF Series Solutions
62.	ClearShares OCIO ETF, Series of ETF Series Solutions
63.	ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
64.	ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
65.	Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
66.	Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
67.	Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
68.	ETFB Green SRI REITs ETF, Series of ETF Series Solutions
69.	Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
70.	Hoya Capital Housing ETF, Series of ETF Series Solutions
71.	iBET Sports Betting & Gaming ETF, Series of ETF Series Solutions
72.	International Drawdown Managed Equity ETF, Series of ETF Series Solutions
73.	LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
74.	LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
75.	LHA Market State Tactical Q ETF, Series of ETF Series Solutions
76.	Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
77.	Loncar China BioPharma ETF, Series of ETF Series Solutions
78.	McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
79.	Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
80.	Nationwide Nasdaq-100 Risk-Managed Income ETF, Series of ETF Series Solutions
81.	Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
82.	Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
83.	NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
84.	Opus Small Cap Value ETF, Series of ETF Series Solutions
85.	PSYK ETF, Series of ETF Series Solutions
86.	Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
87.	The Acquirers Fund, Series of ETF Series Solutions
88.	U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
89.	U.S. Global JETS ETF, Series of ETF Series Solutions
90.	U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
91.	US Vegan Climate ETF, Series of ETF Series Solutions
92.	First American Funds, Inc.
93.	FundX Investment Trust
94.	The Glenmede Fund, Inc.
95.	The Glenmede Portfolios
96.	The GoodHaven Funds Trust
97.	Greenspring Fund, Incorporated
98.	Harding, Loevner Funds, Inc.
99.	Hennessy Funds Trust
100.	Horizon Funds
101.	Hotchkis & Wiley Funds
102.	Intrepid Capital Management Funds Trust
103.	Jacob Funds Inc.
104.	The Jensen Quality Growth Fund Inc.
105.	Kirr, Marbach Partners Funds, Inc.

106.	Core Alternative ETF, Series of Listed Funds Trust
107.	Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
108.	Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
109.	LKCM Funds
110.	LoCorr Investment Trust
111.	MainGate Trust
112.	ATAC Rotation Fund, Series of Managed Portfolio Series
113.	Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
114.	Ecofin Global Energy Transition Fund, Series of Managed Portfolio Series
115.	Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
116.	Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
117.	Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
118.	Great Lakes Disciplined Equity Fund, Series of Managed Portfolio Series
119.	Great Lakes Large Cap Value Fund, Series of Managed Portfolio Series
120.	Great Lakes Small Cap Opportunity Fund, Series of Managed Portfolio Series
121.	Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
122.	Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
123.	Kensington Active Advantage Fund, Series of Managed Portfolio Series
124.	Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
125.	Kensington Managed Income Fund, Series of Managed Portfolio Series
126.	LK Balanced Fund, Series of Managed Portfolio Series
127.	Muhlenkamp Fund, Series of Managed Portfolio Series
128.	Nuance Concentrated Value Fund, Series of Managed Portfolio Series
129.	Nuance Concentrated Value Long Short Fund, Series of Managed Portfolio Series
130.	Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
131.	Port Street Quality Growth Fund, Series of Managed Portfolio Series
132.	Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
133.	Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
134.	Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
135.	Reinhart International PMV Fund, Series of Managed Portfolio Series
136.	Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
137.	Tortoise MLP & Energy Income Fund, Series of Managed Portfolio Series
138.	Tortoise MLP & Pipeline Fund, Series of Managed Portfolio Series
139.	Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
140.	V-Shares MSCI World ESG Materiality and Carbon Transition ETF, Series of Managed Portfolio Series
141.	V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
142.	Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
143.	Hood River International Opportunity Fund, Series of Manager Directed Portfolios
144.	Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
145.	Mar Vista Strategic Growth Fund, Series of Manager Directed Portfolios
146.	Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
147.	Matrix Advisors Funds Trust
148.	Matrix Advisors Value Fund, Inc.
149.	Monetta Trust
150.	Nicholas Equity Income Fund, Inc.
151.	Nicholas Fund, Inc.
152.	Nicholas II, Inc.
153.	Nicholas Limited Edition, Inc.
154.	Permanent Portfolio Family of Funds
155.	Perritt Funds, Inc.
156.	Procure ETF Trust II
157.	Professionally Managed Portfolios
158.	Prospector Funds, Inc.
159.	Provident Mutual Funds, Inc.
160.	Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.

161.	Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
162.	Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
163.	Aquarius International Fund, Series of The RBB Fund, Inc.
164.	Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
165.	Boston Partners Emerging Markets Dynamic Equity Fund, Series of The RBB Fund, Inc.
166.	Boston Partners Emerging Markets Fund, Series of The RBB Fund, Inc.
167.	Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
168.	Boston Partners Global Long/Short Fund, Series of The RBB Fund, Inc.
169.	Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
170.	Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
171.	Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
172.	Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
173.	Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
174.	Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
175.	Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
176.	Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
177.	Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
178.	Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
179.	Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
180.	Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
181.	SGI Global Equity Fund, Series of The RBB Fund, Inc.
182.	SGI Peak Growth Fund, Series of The RBB Fund, Inc.
183.	SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
184.	SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
185.	SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
186.	SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
187.	US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
188.	US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
189.	US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
190.	WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
191.	WPG Partners Small/Micro Cap Value Fund, Series of The RBB Fund, Inc.
192.	The RBB Fund Trust
193.	RBC Funds Trust
194.	Series Portfolios Trust
195.	Thompson IM Funds, Inc.
196.	TrimTabs ETF Trust
197.	Trust for Advised Portfolios
198.	Barrett Growth Fund, Series of Trust for Professional Managers
199.	Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
200.	Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
201.	CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
202.	CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
203.	CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
204.	Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
205.	Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
206.	Jensen Quality Value Fund, Series of Trust for Professional Managers
207.	Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
208.	Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
209.	USQ Core Real Estate Fund
210.	Wall Street EWM Funds Trust
211.	Wisconsin Capital Funds, Inc.

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 111 E. Kilbourn Ave., Suite 2200, Milwaukee, WI 53202.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President/Manager	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President and Chief Compliance Officer and Treasurer	None

Jennifer A. Brunner	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President and Chief Compliance Officer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Item 32(c)	Not applicable.

Item 33. Location of Accounts and Records:

Information regarding the books and other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules promulgated thereunder, are provided in the Registrant’s most recent report on Form N-CEN.

Item 34. Management Services:

None.

Item 35. Undertakings:

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, the Trust certifies that it has duly caused this Post-Effective Amendment No. 220 to the Registrant’s Registration Statement (File No. 333-195493) to be signed on its behalf by the undersigned, duly authorized, in the City of Havertown, Commonwealth of Pennsylvania, on this 9th day of March, 2023.

EA SERIES TRUST

By:	/s/ John R. Vogel
John R. Vogel
Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley R. Gray	Trustee and President	March 9, 2023
Wesley R. Gray*

/s/ John R. Vogel	Treasurer and Chief Financial Officer	March 9, 2023
John R. Vogel*

/s/ Patrick Cleary	Secretary	March 9, 2023
Patrick Cleary*

/s/ Daniel Dorn	Trustee	March 9, 2023
Daniel Dorn*

/s/ Michael Pagano	Trustee	March 9, 2023
Michael Pagano*

/s/ Emeka Oguh	Trustee	March 9, 2023
Emeka Oguh*

*By:	/s/ John R. Vogel
John R. Vogel
Attorney-in-Fact
(Pursuant to Power of Attorney previously filed with Post-Effective Amendment No. 95 to the Registrant’s registration statement on December 1, 2021)

EXHIBIT INDEX

Exhibit No.	Description
99.(g)(1)(x)	Twenty-sixth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association

99.(h)(1)(x)	Twenty-sixth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp

99.(h)(2)(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC

99.(h)(3)(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC